Exhibit 10.23

Ethanol Purchase and

Marketing Agreement

This Agreement is entered into as of this 25th day of June 2007 (“Effective Date”), by and between Liberty Renewable Fuels, L.L.C. (“LRF”) and C&N Ethanol Marketing Corporation (“C&N”).

Seller:	LRF
P.O. Box 335
Owosso, Michigan 48867

Buyer:	C&N Ethanol Marketing
8011-34th Avenue South, Suite 147
Bloomington, Minnesota 55425

W I T N E S S E T H:

A. LRF is a manufacturer of Ethanol and C&N intends to purchase the ethanol from LRF for the purposes of reselling the ethanol on the open market and under the terms and conditions of this Agreement.

B. In consideration of the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Obligations:

1.1 LRF will sell and C&N will purchase LRF’s entire production of Ethanol for resale to third-party customers, estimated to be approximately 9,200,000 gallons per month or as otherwise mutually agreed from time to time during the term of this Agreement. LRF will provide C&N on or before the 15th of each month a forecast of production for the next following month. All Ethanol purchased and sold hereunder will be delivered to C&N at the Delivery Point.

1.2 C&N will provide marketing and risk management advice to LRF with respect to Ethanol purchased and sold under this Agreement. Twice each month, C&N will consult with LRF via telephone, videoconference or in person to deliver C&N Strategies. If LRF does not accept the C&N Strategies, LRF and C&N will discuss modifications thereto. LRF and C&N will mutually agree on C&N Strategies before C&N markets Ethanol to third-party customers. C&N will not enter into transactions with third-party customers absent LRF’s prior written consent if the terms of any such transactions are inconsistent with the C&N Strategies approved by LRF.

1.3 In recognition of the importance of the eastern Canada, Michigan, New York, and northeastern North America markets to LRF, C&N will, after the Effective Date, hire and retain, at its sole expense, a salesperson with the majority of his duties being the marketing and sale of Ethanol to third-party customers located in regions which include, but are not limited to, Eastern Canada, Michigan, New York, and northeastern North America. C&N may elect to locate this salesperson in LRF offices in which case the administrative and other costs of such office space will be paid by C&N to LRF, provided that all such costs will be passed through to C&N at LRF’s cost without markup of any kind.

1.4 C&N may arbitrage any transaction hereunder by changing the third-party customer to which the Ethanol will be sold or the source of ethanol, provided, however, that any benefit derived from such arbitrage activities, other than as included in the Marketing Fee, will accrue solely to LRF.

2. Quality: The Ethanol sold hereunder will meet ASTM—D4806 specifications for denatured fuel ethanol. During the term of this agreement, LRF agrees to collect samples for each shipment received and transported by train and daily samples from each tank from which the Ethanol is transferred for each shipment received and transported by truck and retain them for a three-month period. Each product sample will be labeled to include the customer order number, production date and any other applicable information.

3. Term: The initial term of this Agreement (“Initial Term”) will begin with the commencement of ethanol production at LRF’s Facility and continue for five years. The Agreement will automatically renew for an additional five-year term (the “Renewal Term”) unless either party terminates the Agreement no later than ninety (90) days before the end of the Initial Term. Either party may terminate this Agreement for convenience any time after the expiration of the second year of the Initial Term upon one hundred twenty (120) days prior written notice to the other party. With respect to any sale of Ethanol agreed to by the parties during the Initial or Renewal Term but scheduled to occur after the termination date, this Agreement shall remain in effect with respect to such sale until the parties have fulfilled all of their obligations with respect to such transactions.

4. Early Termination: Upon the occurrence of an Event of Default with respect to a party (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may send notice of the Event of Default to the Defaulting Party. If the breaching party does not cure the Event of Default within thirty days of receiving such notice (except in the case of non-payment or failure to deliver Performance Assurance, in either which case the breach must be cured within two Business Days of notice thereof), the Non-Defaulting Party may terminate the Agreement and all scheduled deliveries upon thirty days notice to the Defaulting Party.

5. Failure to receive: In the event C&N fails to take delivery of Ethanol produced by LRF and delivered to the Delivery Point, C&N will reimburse LRF for any losses or expenses LRF incurs as a result of such failure, including any lost profits that may result therefrom. In the event LRF fails to deliver Ethanol to the Delivery Point, LRF will reimburse C&N for any losses or expenses C&N incurs as a result of such failure, including any lost profits that may result therefrom.

6. Transportation and Measurement:

6.1 C&N will secure, maintain, and be solely responsible for all necessary agreements to transport the Ethanol from the Delivery Point; provided, however, that the cost of any railcar leases shall be paid by LRF, the railcar leases shall name LRF as lessor, the railcar leases will remain with LRF upon the termination of the Agreement, and all out-of-pocket costs incurred by C&N (including repairs, licensing, registrations, and filings but excluding the cost of any insurance obtained pursuant to or related to this Agreement) as a result of the railcars leased by LRF will be reimbursed by LRF. C&N will use commercially reasonable efforts to obtain the best prices in respect of transportation such that LRF achieves the highest net price possible after payment of Expenses. If the Ethanol is being transported by railcar, the cost of rail transportation will include all costs of tank car leasing, repair, cleaning, storage, freight, product inspection/analysis, demurrage, detention, fuel surcharges, if any, excess empty mileage charges, and all ancillary or related charges, if any. C&N will assist LRF in negotiating the purchase or lease arrangements for railcars to be owned or leased by LRF at LRF’s direction. C&N will provide management and maintenance services needed to keep the railcars in operation.

6.2 Ethanol will be measured based on net gallons temperature compensated to 60 degrees Fahrenheit. The quantity of Ethanol delivered will be established by outbound meter tickets or pursuant to certified scales expressed in net temperature-corrected Gallons in accordance with standards commonly used within the industry in the United States of America. The meter or scale tickets will be obtained from meters or scales that are certified as of the time of loading and that comply with all applicable laws, rules and regulations. The outbound meter and scale tickets will be determinative in the absence of fraud or manifest error of the quantity of Ethanol at issue.

7. Title and Risk of Loss:

7.1 C&N will be deemed to be in exclusive control of, and responsible for any damage or injury caused by, the Ethanol delivered to it after delivery has occurred at the Delivery Point. LRF will be deemed to be in exclusive control of, and responsible for any damage or injury caused by, the Ethanol prior to delivery at the Delivery Point. Title to and risk of loss of the Ethanol from LRF to C&N will occur upon loading the Ethanol into trucks or railcars at the Delivery Point. Title to Ethanol delivered by LRF to C&N at the Delivery Point will be good and marketable title, free and clear of any liens and encumbrances arising from LRF.

7.2 C&N agrees to comply with the following insurance requirements:

a.	C&N will be responsible for product and liability insurance on the Ethanol from and after the Delivery Point.

b.	C&N will carry such insurance on the trucks and railcars under its control operating on LRF’s property as LRF may reasonably request from time to time.

c.	Upon request, C&N will deliver a certificate of insurance to LRF to evidence the coverage maintained by C&N.

8. Force Majeure: Except for the obligation to make payment when due, neither party will be responsible or liable for any delay or failure in its performance hereunder, nor will such party be deemed in breach of this Agreement, to the extent such delay, failure or breach is due to conditions or events of Force Majeure provided that: (a) the non-performing party gives the other party prompt written notice describing the particulars of the occurrence of the Force Majeure; (b) the suspension of performance is of no greater scope and of no longer duration than necessitated by the Force Majeure; (c) the non-performing party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other party describing actions taken to end the Force Majeure; and (d) when the non-performing party is able to resume performance of its obligations under this Agreement, that party will give the other party written notice to that effect.

9. Price: For all Ethanol purchased by C&N hereunder, C&N will pay LRF the price charged by C&N to its customer for such Ethanol minus Expenses and minus the Marketing Fee. C&N will use commercially reasonable efforts to obtain the best price available for Ethanol under prevailing market conditions, such efforts to include the utilization of C&N’s ethanol blender’s license when such utilization would be economically advantageous to LRF. C&N shall assume all credit and collection risk with respect to its sale of Ethanol to third-party customers.

10. Payment Terms: By Wednesday of each week C&N will deliver to LRF an invoice showing detailed explanations of the volume of Ethanol purchased by C&N from LRF and delivered to customers in the previous week. The invoice will include itemized details of each purchase from LRF and resale to customers, including the price paid by each customer to C&N and the expenses C&N incurred with respect to each transaction. C&N will pay LRF the invoiced amount by electronic funds transfer by Wednesday of the week following the week in which the invoice was delivered. Any amount not paid when due shall accrue interest at the Interest Rate from the due date until the date paid. In the event a dispute arises with respect to the amount owed, C&N will pay the disputed amount to LRF and LRF shall refund any overpayment in the event the dispute is resolved in C&N’s favor.

11. Audit of Records: During the term of this Agreement, LRF may request a spot invoice audit or a complete audit. Within two (2) Business Days of such request C&N will make available to LRF all documents and other records, including those stored electronically, requested by LRF for review. Each party will be respective for its own fees and expenses during such audits. In the event any audit reveals an inaccuracy in the amount charged in any invoice, such amount will be paid by the party owing along with interest at the Interest Rate accruing from the date the invoice was originally issued until the date payment is made.

12. Indemnity: Each party shall indemnify, defend and hold harmless the other party from and against any Claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to Ethanol is vested in such party or arising out of the negligence or willful misconduct of such party.

13. Credit: From time to time C&N will provide LRF reasonable information as requested by LRF to complete a credit review. If LRF has reasonable grounds to believe that C&N’s creditworthiness or performance under this Agreement has become unsatisfactory, LRF will provide C&N written notice requesting Performance Assurance in an amount determined by LRF in a commercially reasonable manner. C&N shall provide such Performance Assurance to LRF within two Business Days of receipt of such notice.

14. Representations and Warranties: Each party represents and warrants to the other party, as of the date hereof and at all times during the term of this Agreement, as follows: (a) it is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to carry on its business as presently conducted or proposed to be conducted; (b) it is duly qualified to transact business and is in good standing in each jurisdiction in which it does business; (c) this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity; (d) it is not in violation or default of any provisions of its articles of formation or operating agreement, or of any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or, of any provision of federal or state statute, rule or regulation applicable to it; (e) it is not in violation of any applicable law, rule or regulation that would have a material adverse effect on the other party; (f) it will obtain and maintain in force all licenses, consents and approvals required for its operation; (g) it is a U.S. entity for purposes of state and federal income and excise taxes; (h) it is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt; (i) there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement; (j) no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement; and (k) it is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement.

15. Supersedes Previous Agreements/Amendment/Waiver: This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the parties with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.

16. Governing Law/Licenses: All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the United States and the State of New York. C&N and LRF will each obtain and maintain any licenses required for the sale or handling of Ethanol during the term of this Agreement. C&N and LRF will cooperate in obtaining any permits, licenses and/or approvals required to perform their respective obligations under this Agreement.

17. Disputes: Any disputes that arise between the parties with respect to the performance of this Agreement shall be submitted to binding arbitration by the American Arbitration Association, to be determined and resolved by said Association under its rules and procedures in effect at the time of submission and the parties hereby agree to share equally in the costs of said arbitration.

18. Limitation of Liability: THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

19. Notices: Any notice or other communication hereunder by either party to the other must be in writing, addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and delivered by personal delivery, facsimile (with confirmation of transmission), nationally recognized overnight delivery service, or certified mail, return receipt requested. All notices shall be deemed to be given upon receipt.

If to C&N:

Jon Bjornstad

C&N Ethanol Marketing

8011-34th Avenue South, Suite 147

Bloomington, MN 55425

Fax: 952-854-6679

If to LRF:

David Skjaerlund

Liberty Renewable Fuels, LLC

P.O. Box 335

Owosso, Michigan 48867

20. Assignment: Neither party may assign this Agreement or any rights or interests hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that either party may, without the consent of the other party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets whose creditworthiness is equal to or higher than that of such party; provided, however, that in either such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof and so long as the transferring party delivers such tax, credit and enforceability assurance as the non-transferring party may reasonably request.

21. Financing Parties: The parties acknowledge that the development of LRF’s Facility is to be funded in part by loans from third-party lenders that are not parties to this Agreement (“Financing Parties”). In the event the Financing Parties request any changes to this Agreement, the parties agree to negotiate in good faith to accommodate the Financing Parties’ requests.

22. Miscellaneous: The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement shall be considered for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement and in such event the parties shall use their best efforts to reform this Agreement in order to give effect to the original intention of the parties. All indemnity and audit rights and the limitation of damages hereunder shall survive the termination of this Agreement for twelve (12) months. This Agreement shall be binding on each party’s successors and permitted assigns. This Agreement will not be interpreted to create an association, joint venture, or partnership between the parties, nor to impose any partnership obligation or liability upon either party. Neither party will have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other party. This Agreement may be executed in more than one counterpart, each of which will be deemed an original and all of which together will constitute one instrument. Neither party shall disclose the terms or conditions of this Agreement to a third party (other than the party’s employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential) except in order to comply with any applicable law, regulation, or in connection with any court or regulatory proceeding; provided, however, each party shall, to the extent practicable, use reasonable efforts to prevent or limit the disclosure. The parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation.

23. Definitions:

23.1 “Affiliate” means with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

23.2 “Bankrupt” means with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

23.3 “Business Day” means any day except a Saturday, Sunday, or a Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. Eastern Prevailing Time and close at 5:00 p.m. Eastern Prevailing Time.

23.4 “C&N Strategies” means market information, strategies and recommendations with respect to pricing, contract terms, hedging, market conditions, and other information related to the pricing and sale of Ethanol to third-party customers, including a preliminary schedule of quantities of Ethanol expected to be received by C&N and their geographical allocation, projected Ethanol prices, projected Expenses to each market area, and transaction parameters such as, but not limited to, pricing and transaction tenor.

23.5 “Claims” means all third party claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

23.6 “Delivery Point” means the inlet flange of the receiving tank in the truck or train car provided by C&N that is loaded at the Facility to transport the Ethanol for resale to third-party customers.

23.7 “Ethanol” means the clear odorless liquid produced for use as a motor fuel additive made from fermented corn being approximately 200 proof alcohol adjusted for denaturant and other additives produced by LRF at the Facility.

23.8 “Event of Default” means the occurrence of any of the following: (i) the failure to make, when due, any payment required pursuant to this Agreement; (ii) any representation or warranty made by such party herein is false or misleading in any material respect when made or when deemed made or repeated; (iii) the failure to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Event of Default, and except for C&N’s obligations to receive Ethanol, the exclusive remedy for which is provided in Section 5); (iv) such party becomes Bankrupt; (v) the failure of such party to deliver Performance Assurance pursuant to Section 13; and (vi) such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such party under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party.

23.9 “Expenses” means all: (i) Taxes and (ii) freight and handling costs normally incurred to transfer and transport Ethanol that are actually incurred by C&N in the remarketing of the Ethanol purchased from LRF. Expenses will exclude all marketing and/or overhead costs incurred by C&N.

23.10 “Facility” means the Ithaca, MI ethanol plant at which LRF produces the Product.

23.11 “Force Majeure” means causes or events beyond the reasonable control of, that could not have been prevented by the due diligence of, and without the fault or negligence of, the party claiming Force Majeure, including but not limited to: acts of God; floods, hurricanes or tornadoes; sabotage; terrorism; war; riots; and actions by any government or agency (including the adoption or change in any rule or regulation imposed after the date of this Agreement, but only if such actions or failures act to prevent or delay performance). Force Majeure does not include economic hardship (including lack of funds) or changes in market conditions.

23.12 “Interest Rate” means, for any date, the lesser of (a) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” on such day (or if not published on such day on the most recent preceding day on which published), plus two percent (2%) and (b) the maximum rate permitted by applicable law.

23.13 “Marketing Fee” means (i) for the first six months during the Term, 0.75% of the result of subtracting the Expenses incurred in selling Ethanol to a customer from the price paid to C&N for such Ethanol by such customer, and (ii) after the first six months of the Term, 0.60% of the result of subtracting the Expenses incurred in selling Ethanol to a customer from the price paid to C&N for such Ethanol by such customer.

23.14 “Performance Assurance” means collateral in the form of cash, letter of credit, or other security acceptable to LRF in amount and form.

23.15 “Taxes” means all taxes imposed by any government authority on or with respect to the Ethanol sold hereunder other than ad valorem, franchise or income taxes.

In witness whereof, the parties hereto have executed this Agreement on the date indicated below.

Liberty Renewable Fuels, L.L.C.		C&N Ethanol Marketing Corporation

By	/s/ DAVID SKJAERLUND	By	/s/ JON BJORNSTAD
	David Skjaerlund, PhD—President		Jon Bjornstad, President

Date: June 25, 2007		Date: June 25, 2007
Liberty Renewable Fuels, L.L.C.		C&N Ethanol Marketing Corporation